EXHIBIT 4.1

                             HAUPPAUGE DIGITAL, INC.
                   2003 PERFORMANCE AND EQUITY INCENTIVE PLAN

                                    ARTICLE 1

                                NAME AND PURPOSE

1.1 Name. The name of this Plan is the "Hauppauge Digital, Inc. 2003 Performance and Equity Incentive Plan".

1.2 Purpose. The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing equity ownership opportunities and performance based incentives to attract and retain the services of key employees, directors and non-employee consultants of the Company and its Subsidiaries and to motivate such individuals to put forth maximum efforts on behalf of the Company.

                                   ARTICLE II

                  DEFINITION OF TERMS AND RULES OF CONSTRUCTION

2.1 General Definitions. The following words and phrases when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

            (a)   "Board" means the Board of Directors of the Company.

            (b) "Change in Control" and "Change in Control Price" have the meanings set forth in Sections 10.2 and 10.3, respectively.

            (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            (d) "Commission" means the Securities and Exchange Commission or any successor agency.

            (e) "Committee" means the Committee referred to in Section 4.1, or the Board.

            (f)   "Company" means Hauppauge Digital, Inc., a corporation


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                  organized under the laws of the State of Delaware, or any
                  successor corporation.

            (g) "Disability" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

            (h) "Early Retirement" means retirement, with the consent, for purposes of the Plan, of the Committee or such officer of the Company as may be designated from time to time by the Committee, from active employment with the Company or a Subsidiary prior to Normal Retirement.

            (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

            (j) "Fair Market Value" means the closing price of a share of Stock, as of any given date, on any Exchange or in the over-the-counter market on such date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), or if no such reported sales prices are available, the fair market value of the Stock as established by a good faith determination of the Committee.

            (k)   "Holder" means an Optionee or a Transferee, as defined in this
                  Section 2.1 (p) and (y), respectively and shall include any person to whom a Stock Option has been transferred by will or the laws of descent and distribution.

            (l) "Incentive Stock Option" means any Stock option intended to qualify as an "incentive stock option" within the meaning of
                  Section 422 of the Code.

            (m) "Long Term Performance Award" or "Long Term Award" means an award under Article IX.

            (n) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

            (o) "Normal Retirement" means retirement from active employment with the Company or a Subsidiary at or after the retirement age determined by the Board.

            (p)   "Optionee" means a person who is granted a Stock Option


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                  under Article VI.

            (q) "Plan" means the Hauppauge Digital, Inc. 2003 Performance and Equity Incentive Plan, as set forth herein and as hereinafter amended from time to time.

            (r)   "Restricted Stock" means an award under Article VIII.

            (s)   "Retirement" means Normal or Early Retirement.

            (t) "Rule 16b-3" means Rule 16b-3 as promulgated by the Commission under Section 16(b) of the Exchange Act as amended from time to time.

            (u) "Stock" means the Common Stock, $.01 par value, of the Company.

            (v) "Stock Appreciation Right" means a right granted under Article VII.

            (w)   "Stock Option" or "Option" means an option granted under
                  Article VI.

            (x) "Subsidiary" means any business entity in which the Company, directly or indirectly, owns 50 percent or more of the total combined voting power of all classes of stock or other equity interest.

            (y) "Transferee" means a member of an Optionee's Immediate Family, a partnership or a trust to whom or which any Option is transferred as provided in Section 6.5(c).

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or in such agreement.

2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan, or between the Plan and an agreement, relating to a benefit, the provisions in the Article of the Plan which specifically grants such benefit shall control.


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                                   ARTICLE III

                              STOCK SUBJECT TO PLAN

3.1 Number of Shares. The number of shares of Stock reserved for distribution pursuant to Stock Options or other awards under the Plan shall be equal to 500,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or issued shares heretofore or hereafter acquired and held as treasury shares.

3.2 Reusage. If an outstanding Stock Option or Stock Appreciation Right shall expire or terminate without having been exercised in full, or if any Restricted Stock award or Long Term Performance Award is not earned or is forfeited in whole or in part, the shares subject to the unexercised or forfeited portion of such award shall again be available for distribution in connection with awards under the Plan. In the event that a Stock Option is exercised by tendering shares to the Company as full or partial payment of the option exercise price, only the number of shares issued net of the shares tendered shall be deemed delivered under the Plan. Further, shares tendered or withheld for the payment of taxes in connection with any award shall again be available for distribution in connection with awards under the Plan.

3.3 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split (including reverse stock splits), or other change in corporate structure affecting the Stock such substitution or adjustments shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Stock Options, in the determination of the amount payable upon exercise of outstanding Stock Appreciation Rights and in the number of shares subject to other outstanding awards granted under the Plan as may be determined by the Committee, in its sole discretion, to be equitable to prevent substantial dilution or enlargement of the rights granted to participants hereunder, provided, however, that the number of shares subject to any award will always be a whole number. The Committee shall give notice to each participant of any adjustment made pursuant to this paragraph, and upon such notice, such adjustment shall be effective and binding for all purposes of the Plan.

3.4 Settlement of Awards. Shares issued under the Plan as the result of the settlement or assumption of, or substitution of awards under the Plan for, any awards or obligations to grant future awards of any entity acquired by or merging with the Company shall not reduce the number of shares available for delivery under the Plan.

3.5 Maximum Number of Shares for Incentive Stock Options and Awards. The maximum number of shares available for delivery under the Plan through Incentive Stock Options shall be 500,000 shares.


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                                   ARTICLE IV

                                 ADMINISTRATION

4.1 Committee. The Plan shall be administered by the Committee composed of two or more members who are who are non-employee directors as defined under Rule 16b-3 or the Board. With respect to grants to non-employee directors, the grants shall be subject to Board approval.

4.2 Authorization of Committee. Except as limited by the express provisions of the Plan, the Committee shall have the sole and complete authority:

      (a) to select the employees, employee and non-employee directors, and non-employee consultants to whom Stock Options, Stock, Appreciation Rights, Restricted Stock and Long Term Performance Awards may from time to time be granted;

      (b) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Long Term Performance Awards, or any combination thereof are to be granted, hereunder, provided that Incentive Stock Options may only be granted to employees.

      (c) to determine the number of shares to be covered by each award granted hereunder;

      (d) to determine the terms and conditions of any award granted hereunder (including, but not limited to, the share price, any restriction or limitation, any vesting acceleration or any forfeiture waiver regarding any Stock Option or other award and the shares of Stock relating thereto), based on such factors as the Committee shall determine;

      (e) to adjust the performance goal and measurements applicable to performance-based awards pursuant to the terms of the Plan; and

      (f) to determine to what extent and under what circumstances Stock and other amounts payable with respect to an award shall be deferred;


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4.3 Administrative Rules. The Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreement relating thereto), and otherwise to supervise the administration of the Plan. The Committee may act only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. Any determination made by the Committee pursuant to the provisions of the Plan with respect to any award shall be made in its sole discretion at the time of the grant of the award or, unless in contravention of any express term of the Plan, at any time thereafter. Whenever the Committee has the power, or right under this Plan to adjust, alter, amend, award, consent, deem advisable, deem appropriate, deem desirable, deem necessary, determined, determine conditions, determine criteria, determine factors, determine terms, elect, exercise authority, exercise discretion, grant, interpret, make a decision, provide, set, specify, supervise, use criteria, use factors or any similar power or right, the Committee shall have the sole, absolute and uncontrolled discretion in doing so. The Committee's determinations under the Plan (including, without limitation, of the persons to receive grants or awards and the terms thereof) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants or awards under the Plan, whether or not such persons are similarly situated.

                                    ARTICLE V

                                   ELIGIBILITY

5.1 Eligibility. All employees, employee and non-employee directors, and non-employee consultants to the Company (authorized under Form S-8 of the Securities Act of 1933, as amended) and its Subsidiaries who in the opinion of the Committee are responsible for, or contribute to, the management, growth, and profitability of the business of the Company or its Subsidiaries are eligible to be granted awards under the Plan, as hereinafter provided.

                                   ARTICLE VI

                                  STOCK OPTIONS

6.1 Grants. Stock Options may be granted alone or in addition to other awards granted under the Plan and may be of two types: Incentive


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Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. The Committee shall have the authority to grant any Optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that the Committee shall not have the authority to grant Incentive Stock Options to any non-employee consultant or non-employee director. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

6.2 Option Agreements. Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is an agreement for Incentive Stock Options or Non-Qualified Stock Options. The grant of a Stock Option shall occur on the date the Committee by resolution selects an employee as a participant in any grant of Stock Options, determines the number of Stock Options to be granted to such employee, and specifies the terms and provisions of the option agreement; provided, however, that the Committee may designate in such resolution a later date as the date of grant of any or all of the Stock Options covered thereby. The Company shall notify a participant of any grant of Stock Options, and a written option agreement or agreement shall be duly executed between the Company and the participant.

6.3 No Disqualifications Under Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under
Section 422 of the Code or, without the consent of the Optionee affected, to disqualify any Incentive Stock Option under such Section 422.

6.4 Terms and Conditions of Option Grants. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

      (a) Option Price. The option price per share of Stock purchasable under an Incentive Stock Option shall be equal to the Fair Market Value of the Stock on the date of grant or such higher price as shall be determined by the Committee at grant. The option price per share of Stock for all other Options shall be as determined by the Committee.


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      (b)   Option Term. The term of each Stock Option shall be fixed by the
            Committee, but no Incentive Stock Option shall be exercisable more than 10 years after the date of grant of the Option, and no Non-Qualified Stock Option shall be exercisable more than 10 years and one month after the date of grant of the Option.

      (c)   Transferability of Options.

            (i) No Stock Option shall be transferable by the Optionee other than by will, by the laws of descent and distribution or in accordance with the provisions of Section 6.4(c)(ii).

            (ii) Subject to applicable securities laws, the Committee may determine that a Non-Qualified Stock Option may be transferred by the Optionee to one or more members of the Optionee's Immediate Family, as defined in Section 6.4(c)(iii), to a partnership of which the only partners are members of the Optionee's Immediate Family, or to a trust established by the Optionee for the benefit of one or more members of the Optionee's Immediate Family. No Transferee to whom or which a Non-Qualified Stock Option is transferred may further transfer such Stock Option. A Non-Qualified Stock Option transferred pursuant to this Section shall remain subject to the provisions of the Plan, including, but not limited to, the provisions of this Section 6 relating to the exercise of the Stock Option upon the death, Disability, Retirement or other termination of employment of the Optionee, and shall be subject to such other rules as the Committee shall determine.

            (iii) For purposes of this Article VI, "Immediate Family"of the
                  Optionee means the Optionee's spouse, parents, children and grandchildren.

      (d) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part based on such factors as the Committee may determine.


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      (e)   Notwithstanding the foregoing, Incentive Stock Options shall not be granted to any owner of 10% or more of the combined voting power of the Company, unless the exercise price is at least 110% of the Fair Market Value on the date of grant and the option states that it is not exercisable after the expiration of five years from the date of grant.

      (f) The aggregate fair market value (determined on the date the option is granted) of shares subject to an Incentive Stock Option granted to an Optionee in any calendar year shall not exceed $100,000.

      (g) Termination by Death. Subject to Section 6.4(d), if an Optionee's employment or service on the Board terminates by reason of death, any Stock Option held by such Optionee or any Transferee of such Optionee may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee may determine, for a period of two years from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the expiration of the stated term of any such Stock Option is less than one year following the death of the Optionee, the Stock Option shall be exercisable for a period of one year from the date of such death.

      (h) Termination by Reason of Disability. Subject to Section 6.4(d), if an Optionee's employment or service on the Board terminates by reason of Disability, any Stock Option held by such Optionee or any Transferee of such Optionee may thereafter be exercised by the Holder, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine, for a period of two years from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the Holder dies while any such Stock Option remains exercisable, any unexercised Stock Option held by such Holder at death shall continue to be exercisable to the extent to which it was exercisable at the time of the Holder's death for a period of 12 months from the date of such death. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of
            Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.


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      (i)   Termination by Reason of Retirement. Subject to Section 6.4(d), if
            an Optionee's employment or service on the Board terminates by reason of Retirement, any Stock Option held by such Optionee or any Transferee of such Optionee may thereafter be exercised by the Holder, to the extent it was exercisable at the time of Retirement or on such accelerated basis as the Committee may determine, for a period of three years from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however that, if the Holder dies within such three-year period, any unexercised Stock Option held by such Holder shall, notwithstanding the expiration of such three-year period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

      (j) Other Termination. Subject to Section 6.4(d), if an Optionee's employment terminates for any reason other than death, Disability, Retirement, or Cause (as hereinafter defined in Section 10.1(v)), any Stock Option held by such Optionee or any Transferee of such Optionee may thereafter be exercised by the Holder, to the extent it was exercisable at the time of termination, for a period of three months from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Holder dies within such three-month period, any unexercised Stock Options held by such Holder shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death. If an Optionee's employment is terminated for Cause (as determined pursuant to section 10.1 (a)(v)), all rights under any Stock Option held by such Optionee or any Transferee of such Optionee shall expire immediately upon the giving to the Optionee of notice of such termination, unless otherwise determined by the Committee. Notwithstanding anything to the contrary contained in this plan, non-qualified options, at the determination of the Committee, may be exercised after an Optionee's employment terminates.


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      (k)   Method of Exercise. Stock Options shall be exercisable (i) during the Holder's lifetime, only by the Holder or by the guardian or legal representative of the Holder, and (ii) following the death of the Holder, only by the person to whom they are transferred by will or the laws of descent and distribution. For purposes of this
            Section 6.4(k) only, the term "Holder" shall include any person to whom a Stock Option is transferred by will or the laws of descent and distribution. Subject to the provisions of this Article VI, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash (including check, bank draft, money order, or such other instrument as the Company may accept). Unless otherwise determined by the Committee at any time or from time to time, payment in full or in part may also be made (i) by delivering a duly executed notice of exercise together with irrevocable instructions from the Holder to a broker to deliver promptly to the Company sufficient proceeds from a sale or loan of the shares subject to the Stock Option to pay the purchase price, or (ii) in the form of Stock which is not Restricted Stock already owned by the Holder or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the Stock Option is exercised). If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, such Restricted Stock (and any replacement shares relating thereto) shall remain restricted in accordance with the original terms of the Restricted Stock award in question, and any additional Stock received upon the exercise shall be subject to the same forfeiture restrictions, unless otherwise determined by the Committee.

      Notwithstanding the foregoing, no shares of Stock shall be issued until full payment therefor has been made. Subject to any forfeiture restrictions that may apply if a Stock Option is exercised using Restricted Stock, a Holder shall have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive dividends, with respect to shares subject to the Stock Option when the Holder has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in


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Section 14.1.

            Shares issued upon exercise of a Stock Option shall be issued in the name of the Holder or, at the request of the Holder, in the names of such Holder and the Holder's spouse with right of survivorship as community property, community property with right of survivorship or joint tenants.

      (l) Cashing Out of Options. In any case when a Stock Option is exercised after the death of a Holder, the Committee may elect to cash out all or any part of the Stock Option by paying the person to whom the Stock Option has been transferred by reason of the death of the Holder an amount, in cash or shares of Stock, equal in value to the excess of the Fair Market Value of the Stock over the option price on the effective date of such cash out.

      (m) Substitute Options. Stock Options or Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options or stock appreciation rights held by employees of any corporation who, as the result of a merger, consolidation, or combination of such other corporation with, or the acquisition of all or substantially all of the assets or stock of such other corporation by, the Company or a Subsidiary, become employees of the Company or a Subsidiary. The terms and conditions of any substitute Stock Options or Stock Appreciation Rights so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the stock options or stock appreciation rights in substitution for which they are granted; provided, however, that in the event a stock option for which a substitute Stock Option is being granted is an incentive stock option, no such variation shall be permitted the effect of which would be to adversely affect the status of any such substitute Stock Options as an Incentive Stock Option.

      (n) Deferral of Option Gains. An Optionee may elect to defer to a future date receipt of the shares of Stock to be acquired upon exercise of a Stock Option. Such election shall be made by delivering to the Company not later than six months prior to the exercise of the Stock Option a written notice of the election specifying the future date (the "Deferral Date") for receipt of the shares. At any time, and from time to time, prior to the


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            delivery to the Optionee of shares the receipt of which has been deferred as provided in this section, the Optionee may designate by written notice to the Company a new date, which date shall be later than the Deferral Date, and such new date shall thereafter be the Deferral Date with respect to such shares.

                                   ARTICLE VII

                            STOCK APPRECIATION RIGHTS

7.1 (a) Grant of Stock Appreciation Right. A Stock Appreciation Right may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such Right may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right independent of a Stock Option grant may also be awarded by the Committee, in which event the provisions of this Article VII shall be applied for purposes of determining the operation of such Stock Appreciation Right as if a Non-Qualified Stock Option had been granted on the date of the grant of and in conjunction with such independent Stock Appreciation Right.

      (b) A Stock Appreciation right granted with respect to a given Stock Option shall terminate and no longer be exercisable to the extent of the shares with respect to which the related Stock Option is exercised or terminates. A Stock Appreciation Right may be exercised by a Holder in accordance with the provisions of this Article VII by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the Holder shall be entitled to receive an amount determined in the manner prescribed in Section 7.2. The Stock Option which has been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised.

      (c) Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including, but not limited to, the following:

            (i) Exercisability. A Stock Appreciation Right shall be exercisable only at such time or times and to the extent that the Stock Option to which it relates is exercisable in accordance with the provisions of Article VI and this Article VII; provided, however, that a Stock Appreciation Right shall not be exercisable during the first six months


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                  of its term by an Optionee who is actually or potentially
                  subject to Section 16(b) of the Exchange Act, unless otherwise determined by the Committee in the event of death or Disability of the Optionee prior to the expiration of the six-month period.

7.2 Payment Upon Exercise. Upon the exercise of a Stock Appreciation Right, a Holder shall be entitled to receive an amount in cash, shares of Stock, or both equal in value to the excess of the Fair Market Value on the date of exercise of one share of Stock over the option exercise prior per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised. The Committee shall have the right to determine the form of payment in each case.

            In the case of a Stock Appreciation Right held by an Optionee who is actually or potentially subject to Section 16 of the Exchange Act, the Committee may require that such Stock Appreciation Right be exercised only in accordance with the applicable provisions of Rule 16b-3.

7.3 Non-transferability. A Stock Appreciation Right shall be transferable only when and to the extent that the related Stock Option would be transferable under
Section 6.4(c).

7.4 Effect of Change in Control. The Committee may provide, at the time of grant, that a Stock Appreciation Right can be exercised only in the event of a Change in Control, subject to such terms and conditions as the Committee may specify at grant. The Committee may also provide that, in the event of a Change in Control, the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the Change in Control price, subject to such terms and conditions as the Committee may specify at grant.

                                  ARTICLE VIII

                                RESTRICTED STOCK

8.1 Administration. Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall determine the officers, employee and non-employee directors and non-employee consultants to whom and the time or times at which grants of Restricted Stock will be made, the number of shares to be awarded the time or times within which such awards may be subject to


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forfeiture, and any other terms and conditions of the awards, in addition to those contained in Section 8.3. The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

8.2 Awards and Certificates. Each participant receiving a Restricted Stock award shall be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form or such other form as authorized by the Committee:

            "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Hauppauge Digital, Inc. 2003 Performance and Equity Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Hauppauge Digital, Inc., 91 Cabot Court, Hauppauge, New York 11788.

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

8.3 Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

            (i) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 8.3(vi), during such period commencing with the date of such award as shall be set by the Committee (the "Restriction Period"), the participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber shares of Restricted Stock. Within these limits, the Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance, and such other facts or criteria as the Committee may determine.

            (ii) Except as provided in Section 8.3(i), the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends thereon; provided, however, that the Committee may provide at the time of an award that cash dividends shall be automatically deferred and reinvested in additional Restricted Stock. Dividends on Restricted Stock which are payable in Stock shall be paid in the form of additional shares of Restricted Stock.

            (iii) Except to the extent otherwise provided in the applicable
                  Restricted Stock Agreement and Sections 8.3(i) and (iv), upon termination of a participant's employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

            (iv) In the event of the death of a participant during the Restriction Period without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the participant, except as otherwise may be necessary with respect to any applicable securities laws.

            (v) If and when the Restriction period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the participant, except as otherwise may be necessary with respect to any applicable securities laws.

            (vi) Each award shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement which shall be executed by the Company and the recipient of the Restricted Stock.

                                   ARTICLE IX

                          LONG TERM PERFORMANCE AWARDS

9.1 Awards and Administration. Long Term Performance awards may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine the nature, length, and starting date of the performance period (the "Performance Period") for each Long Term Performance Award, which shall be at least two years (subject to Article X), and shall determine the performance objectives to be used in valuing Long Term Performance awards and determining the extent to which such Long Term Performance Awards have been earned. The maximum award for any individual with respect to any one year of any Performance Period shall be 100,000 shares of Stock. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon one or more of the following Company, Subsidiary, business unit, or individual performance factors or criteria (on a pre- or post- tax basis and on an aggregate or per share basis) as the Committee may deem appropriate; earnings, sales, Stock price, return on equity, assets or capital, economic value added, cash flow, total shareholder return, costs, margins, market share, any combination of the foregoing. Performance Periods may overlap and participants may participate simultaneously with respect to Long Term performance Awards that are subject to different Performance Periods and different performance factors and criteria. Long Term Performance Awards shall be confirmed by, and be subject to the terms of, a Long Term Performance Award Agreement. The terms of such awards need not be the same with respect to each participant.

      (a) Adjustment of Awards. The Committee may adjust the performance goals and measurements applicable to Long Term Performance Awards to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events, or circumstances in order to avoid windfalls or hardships.

      (b) Termination of Employment. Subject to Article X and unless otherwise provided in the applicable Long Term Performance Award Agreement, if a participant terminates employment during a Performance Period because of death, Disability, or Retirement, such participant shall be entitled to a payment with respect to each outstanding Long Term Performance Award at the end of the applicable Performance Period;

            (i) based, to the extent relevant under the terms of the award, upon the participant's performance of the portion of such Performance Period ending on the date of termination and the performance of the Company or any applicable business unit for the entire Performance Period, and

            (ii) prorated for the portion of the Performance Period during which the participant was employed by the Company or a Subsidiary, all as determined by the Committee. The Committee may provide for an earlier payment in settlement of such award in such amount and under such terms and conditions as the Committee deems appropriate. Subject to Article X and except as otherwise provided in the applicable Long Term Performance Award Agreement, if a participant terminates employment during a Performance Period for any other reason, then such participant shall not be entitled to any payment with respect to the Long Term Performance Awards subject to such Performance Period, unless the Committee shall otherwise determine.

      (c) Form of Payment. The earned portion of a Long Term Performance Award may be paid currently or on a deferred basis and may provide for such interest or earnings equivalent as the Committee may determine. Payment shall be made in the form of cash or whole shares of Stock, including Restricted Stock, or a combination thereof, either in a lump sum payment or in annual installments, all as the Committee shall determine.

                                    ARTICLE X

                          CHANGE IN CONTROL PROVISIONS

10.1 Impact of Event. In the event of:

      (a) a "Change in Control" as defined in Section 10.2, but only if and to the extent so determined by the Committee, the following acceleration and valuation provisions shall apply:

            (i) Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested as provided in Section 10.1(a)(v) below, unless the terms of the award provide otherwise; provided, however, that, in the case of Stock Appreciation rights held by an Optionee who is actually subject to Section 16(b) of the Exchange Act, such Stock Appreciation Rights shall not become exercisable and vested unless they shall have been outstanding for at least six months at the date such Change in Control is determined to have occurred.

            (ii) The restrictions and forfeiture provisions applicable to any restricted Stock shall lapse, and such Restricted Stock shall become fully vested, unless the terms of the award provide otherwise.

            (iii) The value of all outstanding Stock Options, Stock Appreciation
                  Rights, and Restricted Stock shall, unless otherwise determined by the Committee at or after grant, if cashed out shall be on the basis of the"Change in Control Price", as defined in Section 10.3, as of the date such change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

            (iv) Any outstanding Long Term Performance Awards shall, unless the Committee otherwise determines, be vested and paid out based on the prorated target results for the Performance Periods in question, unless the Committee provides prior to the Change in Control event for a different payment.

            (v) Each Option, Stock Appreciation Right, Long Term Performance Award or restricted stock award granted to an employee of the Company shall vest or be exercisable upon termination of the employee's employment within twenty-four (24) months from the date of the Change in Control, unless the employee is terminated for "Cause" or the employee resigns his employment without "Good Reason". Except for death or disability, in which event the Option, Stock Appreciation Right, Long Term Performance Award or restricted stock award must be exercised within twelve (12) months thereafter, the Employee shall have 30 days from after his employment is terminated, after a Change in Control, to exercise all unexercised Options, Stock Appreciation Rights, Long Term Performance Awards, or restricted stock awards. "Cause" is defined herein as the failure of the employee to properly perform his duties on behalf of the Company, as reasonably determined by the Committee in its sole discretion or as provided in the Agreement making the grant. "Good Reason" shall be the assignment to the Employee of duties inconsistent with his or her duties prior to the Change in Control, or any other action (but not a change in title) that results in a diminution of the Employee's duties or responsibilities, other than an isolated, insubstantial or inadvertent action which is remedied by the Company. In the event that the employee is offered a position after a Change in Control that has a salary and bonus level at least equal to that in effect prior to the Change in Control, it shall be presumed that the employee did not have Good Reason.

10.2 Definition of "Change in Control". For purposes of Section 10.1(a), a "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, such a "Change in Control" shall be deemed to have occurred if:

      (a) A third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of a Company employee benefit plan, becomes the beneficial owner, directly or indirectly of 20 percent or more of the combined voting power of the company's outstanding voting securities ordinarily having the right to vote for the election of the Board;

      (b) During any period of 24 consecutive months individuals who, at the beginning of such consecutive 24-month period, constitute the Board of Directors of the Company (the "Board" generally and as of the effective date of the Plan the "Incumbent Board") cease for any reason (other than Retirement upon reaching Normal Retirement age, Disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

      (c)   The Company shall cease to be a publicly owned corporation.

10.3 Change in Control Price. For purposes of this Section 10, "Change in Control Price" means the highest price per share paid or offered in any bona fide transaction related to an actual Change in Control of the Company at any time during the preceding 60-day period as determined by the Committee, except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on transactions reported for the date on which the Committee decides to cash out such Stock Options.

                                   ARTICLE XI

                                 RELOAD OPTIONS

11.1 Authorization of Reload Options. Concurrently with an award of Stock Options, the Committee may authorize reload options ("Reload Options") to purchase a number of shares of Stock. The number of Reload Options shall equal to the extent authorized by the committee:

      (a) the number of shares of Stock used to exercise the underlying Stock Options and

      (b) the number of shares of Stock used to satisfy any tax withholding requirement incident to the exercise of the underlying Stock Options.

            The grant of a Reload Option will become effective upon the exercise of underlying Stock Options through the use of shares of Stock held by the Optionee for at least 12 months. Notwithstanding the fact that the underlying option may be an Incentive Stock Option, a Reload Option is not intended to qualify as an Incentive Stock Option.

11.2 Reload Option Amendment. Each option agreement shall state whether the Committee has authorized Reload Options with respect to the underlying Stock Options. Upon the exercise of an underlying Stock Option, the Reload Option will be evidenced by an amendment to the underlying stock option agreement.

11.3 Reload Option Price. The option price per share of Stock deliverable upon the exercise of a Reload Option shall be the Fair Market Value of a share of Stock on the date the grant of the Reload Option becomes effective.

11.4 Term and Exercise. Each Reload Option is fully exercisable six months from the effective date of grant. The term of each Reload Option shall be equal to the remaining option term of the underlying Stock Option.

11.5 Termination of Employment. No additional Reload Options shall be granted to Optionees when Stock Options are exercised pursuant to the terms of this Plan following termination of the Optionee's employment.

                                   ARTICLE XII

                                   AMENDMENTS

12.1 Amendments to Plan. The Board may amend, suspend, or discontinue the Plan or any portion thereof at any time, but no amendment, suspension, or discontinuation shall be made which would impair the rights of a Holder under a Stock Option or a recipient of a Stock Appreciation Right, restricted stock award, or Long Term Performance Award theretofore granted without the Holder's or recipient's consent or which without the approval of the Company's stockholders, would:

      (a) except as expressly Provided in the Plan, increase the total number of shares reserved for the purpose of the Plan;

      (b) decrease the option price of any Stock Option to less than the Fair Market Value on the date of grant;

      (c)   change the class of employees eligible to participate in the Plan;
            or

      (d)   extend the maximum option periods under Section 6.4.

12.2 Amendments to Stock Options or Amounts. The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but no such amendment shall impair the right of any holder without the holder's consent. Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments.

                                  ARTICLE XIII

                             UNFUNDED STATUS OF PLAN

13.1 It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

14.1 Certificates. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee may require any Optionee purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that the Optionee is acquiring the shares without a view to the distribution thereof.

14.2 Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or a Subsidiary from adoption of other or additional compensation arrangements for its employees.

14.3 No Rights to Continued Employment. Neither the adoption of the Plan nor the granting of any Stock Option, Stock Appreciation Right, Restricted Stock or Long Term Award shall confer upon any employee any right to continued employment or constitute an agreement or understanding that the Company will retain a director for any period of time or at any particular rate of compensation, nor shall the same interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any employee or the service of any director at any time.

14.4 Withholding and Employment Taxes. No later than the date on which the Company is required to withhold federal or state income taxes or employment taxes in respect of an award, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local, or other taxes of any kind required by law to be withheld with respect to such award or any payment or distribution made in connection therewith. Unless otherwise determined by the Committee, withholding or employment tax obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding or employment tax requirements; provided, however, that in the case of any Optionee who is actually subject to Section 16(b) of the Exchange Act, any such settlement shall comply with the applicable requirements of Rule 16(b)-3. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant.

14.5 Reinvestment of Dividends. The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall be permissible only if sufficient shares of Stock are available under Article III for such reinvestment (taking into account then outstanding Stock Options and other Plan awards).

14.6 Beneficiaries Designation. The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable with respect to outstanding awards under the Plan in the event of the participant's death are to be paid.

14.7 Loan Program. The Board may institute a loan program to assist one or more participants in financing the exercise of outstanding options through full-recourse interest bearing promissory notes. However, the maximum amount of financing provided any optionee may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. No loans may be made to anyone not authorized by any applicable law.

14.8 Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, except where Delaware may otherwise be applicable.

14.9 Rule 16b-3 Requirement. Notwithstanding anything in this Plan to the contrary, if the Committee determines that the Plan or grant or award cannot satisfy the requirements of Rule 16b-3, then it shall have the authority to waive or modify those provisions of the Plan or grant or award so as to enable compliance with Rule 16b-3.

14.10 Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

                                   ARTICLE XV

                  EFFECTIVE DATE OF PLAN; SHAREHOLDER APPROVAL

15.1 The Plan shall be effective as of May 29, 2003, subject however to the approval of the Plan by the holders of at least a majority of the outstanding shares of Stock of the Company present or represented and entitled to vote at a meeting of shareholders of the Company. Awards may be made under the Plan on and after its effective date; provided, however, that any such awards shall be null and void if shareholder approval of the Plan is not obtained within 12 months of the adoption of the Plan by the Board.

                                   ARTICLE XVI

                                  TERM OF PLAN

16.1 No Stock Option, Stock Appreciation Right, restricted stock award, or Long Term Performance award shall be granted on or after the tenth anniversary of the effective date of the Plan, but awards granted prior to such tenth anniversary (including, without limitation, Long Term Performance Awards for Performance Periods commencing prior to such tenth anniversary) may extend beyond that date.